Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated December 1, 2020, relating to the balance sheet of Ventoux CCM Acquisition Corp. as of December 31, 2019, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from July 10, 2019 (inception) through December 31, 2019, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
December 1, 2020